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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Maxim Pharmaceuticals, Inc.:

        We consent to the use of our report dated November 21, 2003, with respect to the consolidated balance sheets of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 2003 and 2002, and the related consolidated statement of operations, stockholders' equity, and cash flows for each of the years in the three year period ended September 30, 2003 and for the period from inception (October 23, 1989) through September 30, 2003 incorporated herein by reference. As discussed in Note 3 to the consolidated financial statements, in 2002 the Company adopted the provisions of SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets" and accordingly changed its method of accounting for goodwill.

/s/  KPMG LLP

San Diego, California
March 5, 2004

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Consent of Independent Auditors